UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 16, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. Employer Identification No.

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1200 Main Street
Kansas City, Missouri 64105
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 16, 2013, KCP&L Greater Missouri Operations Company (“GMO”), a wholly-owned subsidiary of Great Plains Energy Incorporated (“Great Plains Energy”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the purchasers named therein. Pursuant to the Note Purchase Agreement, on August 16, 2013, GMO issued (a) $125 million aggregate principal amount of 3.49% Senior Notes, Series A, due August 15, 2025, (b) $75 million aggregate principal amount of 4.06% Senior Notes, Series B, due August 15, 2033 and (c) $150 million aggregate principal amount of 4.74% Senior Notes, Series C, due August 15, 2043 (collectively, the “Notes”). Interest on the Notes is payable semiannually on the 15th day of February and August in each year until the principal on each series of Notes shall have become due and payable. GMO will use the net proceeds from the issuance of the Notes to refinance existing indebtedness (including notes payable to Great Plains Energy) and for general corporate purposes.

The Note Purchase Agreement contains customary representations and warranties and affirmative and negative covenants, including without limitation, restrictions on transactions with affiliates, mergers and consolidations, incurrence of liens, and sale of assets. In addition, the Note Purchase Agreement (a) requires GMO to maintain a ratio of its total indebtedness to total capitalization of less than or equal to 0.65 to 1.0 and (b) restricts GMO from permitting Priority Debt (as defined in the Note Purchase Agreement) to exceed 15% of its consolidated tangible net worth.

The Note Purchase Agreement also contains customary events of default, including without limitation, failure to pay principal, make-whole premium or interest on the Notes; default in the performance of various covenants; material inaccuracy of representations and warranties; cross-defaults to certain other indebtedness; certain bankruptcy and insolvency events; failure to pay specified judgments; certain ERISA events; and cessation of any guarantees. Upon the occurrence and continuance of an event of default, the Notes may become immediately due and payable.

The Notes are subject to prepayment, in whole or in part, at any time at GMO's option, at a price equal to 100% of the principal amount of the Notes to be repaid, plus a make-whole amount as determined pursuant to the Note Purchase Agreement. The Note Purchase Agreement also requires GMO to offer to prepay the Notes (at a price equal to 100% of the principal amount of such Notes, together with interest accrued on such Notes to the proposed prepayment date, but without a make-whole premium), in the event of a “Change in Control” (as defined in the Note Purchase Agreement).

The Note Purchase Agreement requires that Great Plains Energy guarantee GMO's obligations under the Notes in the event that Great Plains Energy is or becomes a guarantor, borrower or other obligor in respect of any Material Credit Facility (as defined below) of GMO on or at any time after 180 days following the issuance of the Notes. After such a guaranty becomes operative, such guaranty by Great Plains Energy will be discharged in the event that Great Plains Energy ceases to be a guarantor, borrower or other obligor in respect of each Material Credit Facility. “Material Credit Facility” means (a) the Credit Agreement among GMO, as borrower, Great Plains Energy, as guarantor, certain lenders party thereto and Bank of America, N.A., as Administrative Agent, dated August 9, 2010, as amended and (b) any other credit agreement of GMO in an amount equal to or greater than $100 million, provided that if no credit facility equals or exceeds such amounts, then the largest credit facility then existing shall be deemed to be a Material Credit Facility.

The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Note Purchase Agreement, dated August 16, 2013, among KCP&L Greater Missouri Operations Company and the purchasers that are party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/ Kevin E. Bryant
Kevin E. Bryant
Vice President – Investor Relations and Strategic
Planning and Treasurer

Date: August 19, 2013

Exhibit Index

Exhibit No.	Description

4.1	Note Purchase Agreement, dated August 16, 2013, among KCP&L Greater Missouri Operations Company and the purchasers that are party thereto.